Exhibit 99.1

FOR IMMEDIATE RELEASE

Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com

Lam Research Corporation Announces Earnings for the Quarter Ended September 28, 2003

FREMONT, Calif., October 15, 2003—Lam Research Corporation (Nasdaq: LRCX) today announced earnings for the quarter ended September 28, 2003. Revenue for the September 2003 quarter was $183.7 million, and net income was $4.8 million, or $0.04 per diluted share, compared to revenue of $186.1 million and net income of $3.7 million, or $0.03 per diluted share, for the June 2003 quarter.

The Company believes the presentation of ongoing results, which excludes certain special items, is useful for analyzing the business because it enables comparisons for ongoing operations by removing the effects of expense recognition connected with our outsourcing strategy and consolidation. Tables that provide reconciliations of ongoing results to results under Generally Accepted Accounting Principles (GAAP) are included. Ongoing net income in the September 2003 quarter was $5.4 million, or $0.04 per diluted share, versus ongoing net income of $2.5 million, or $0.02 per diluted share, for the June 2003 quarter.

Gross margin and operating expenses calculated according to GAAP for the September 2003 quarter were $78.5 million and $73.6 million, respectively. Ongoing gross margin for the September 2003 quarter was $78.3 million, or 42.6 percent of revenue, which represents an improvement of 1.5 percentage points when compared to the previous quarter, while ongoing operating expenses declined to $72.5 million sequentially. Favorable utilization of factory and field infrastructure contributed to the improved performance, reflecting continued execution of our outsourcing initiatives.

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Lam Announces Earnings for the September 2003 Quarter	Page 2 of 6

New orders of approximately $211 million in the September 2003 quarter represent 10 percent sequential growth, continuing the positive momentum started early in the calendar year. The geographic distribution of new orders as well as revenue is shown in the following table:

Region	New Orders	Revenue

North America	11%	26%
Europe	16%	25%
Japan	7%	7%
Asia Pacific	66%	42%

Production output for the period was approximately $158 million. As of September 28, 2003, deferred revenue and profit were $46.9 million and $28.4 million, respectively, and backlog was $291.4 million.

Total cash (cash equivalents, short-term investments, and restricted cash) increased by $17.1 million to $642.9 million at the end of the September quarter, due primarily to the exercise of employee stock options.

“There are early signs that demand for wafer processing equipment is improving,” stated James W. Bagley, Lam’s chairman and chief executive officer. “Our orders this quarter are indicative of an improved market environment as well as our improved market position.”

“Since September 2001, we have been evolving our new business model. This new model, coupled with a competitive portfolio of products and services, should enable us to expand profitability over the course of the entire industry cycle,” Bagley concluded.

Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the future demand for wafer processing equipment, the impact of Lam’s new business model and the Company’s future profitability.

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Lam Announces Earnings for the September 2003 Quarter	Page 3 of 6

Such statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 29, 2003, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.

Lam Research Corporation is a leading supplier of wafer processing equipment and services to the worldwide semiconductor manufacturing industry. The Company’s common stock trades on the Nasdaq National Market under the symbol “LRCX.” Lam’s World Wide Web address is http://www.lamrc.com.

Consolidated Financial Tables to Follow

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Lam Announces Earnings for the September 2003 Quarter	Page 4 of 6

Reconciliation of US GAAP Net Income to Ongoing Net Income
(in thousands, except per share data and percentages)

	Three Months Ended

	September 28,	June 29,
	2003	2003

U.S. GAAP net income	$4,786	$3,699
Pre-tax restructuring recoveries — cost of goods sold	(250)	(663)
Pre-tax net restructuring charges — operating expenses	1,062	9,805
Tax benefit on net restructuring charges	(203)	(2,286)
Other net tax benefits	—	(8,097)

Ongoing net income	$5,395	$2,458

Ongoing net income per diluted share	$0.04	$0.02

Number of shares used for diluted per share calculation	134,886	131,420
Income tax rate	25%	25%

Reconciliation of US GAAP Gross Margin, Operating Expenses and Operating Income (Loss) to
Ongoing Gross Margin, Operating Expenses and Operating Income
(in thousands)

	Three Months Ended

	September 28,	June 29,
	2003	2003

U.S. GAAP gross margin	$78,518	$77,124
Restructuring recoveries — cost of goods sold	(250)	(663)

Ongoing gross margin	$78,268	$76,461
U.S. GAAP operating expenses	$73,581	$84,697
Net restructuring charges — operating expenses	(1,062)	(9,805)

Ongoing operating expenses	$72,519	$74,892

Ongoing operating income	$5,749	$1,569

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Lam Announces Earnings for the September 2003 Quarter	Page 5 of 6

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data and percentages)

	Three Months Ended

	September 28,	June 29,	September 29,
	2003	2003	2002

	(unaudited)	(unaudited)	(unaudited)
Total revenue	$183,738	$186,086	$197,520
Cost and expenses:
Cost of goods sold	105,470	109,625	118,526
Cost of goods sold — restructuring recoveries	(250)	(663)	—

Total cost of goods sold	105,220	108,962	118,526
Gross margin	78,518	77,124	78,994
Gross margin as a percent of revenue	42.7%	41.4%	40.0%
Research and development	38,526	40,391	41,382
Selling, general and administrative	33,993	34,501	33,359
Restructuring charges, net	1,062	9,805	—

Total operating expenses	73,581	84,697	74,741
Operating income (loss)	4,937	(7,573)	4,253
Other income (expense):
Loss on equity derivative contracts in Lam stock	—	—	(16,407)
Other income (expense), net	1,444	1,710	(662)

Income (loss) before income taxes	6,381	(5,863)	(12,816)
Income tax expense (benefit)	1,595	(9,562)	898

Net income (loss)	$4,786	$3,699	$(13,714)

Net income (loss) per share:
Basic	$0.04	$0.03	$(0.11)

Diluted (1)	$0.04	$0.03	$(0.11)

Number of shares used in per share calculations:
Basic	128,351	126,872	126,931

Diluted (1)	134,886	131,420	126,931

(1)  For the three-month period ended September 28, 2003, diluted net income per share includes the assumed exercise of employee stock options and outstanding warrant, but excludes the assumed conversion of the convertible subordinated 4% notes because the effect would have been antidilutive. For the three-month period ended June 29, 2003, diluted net income per share includes the assumed exercise of employee stock options, but excludes the assumed conversion of the outstanding warrant and convertible subordinated 4% notes because the effect would have been antidilutive. Outstanding options, warrant, and convertible subordinated 4% and 5% notes for the three-month period ended September 29, 2002, were excluded from the computations of diluted net loss per share because the effects would have been antidilutive due to the net loss for the period.

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Lam Announces Earnings for the September 2003 Quarter	Page 6 of 6

LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 28,	June 29,
	2003	2003
	(unaudited)	(1)

Assets:
Cash, cash equivalents and short-term investments	$524,472	$507,413
Accounts receivable, net	113,975	107,602
Inventories	102,274	112,016
Other current assets	151,331	145,745

Total current assets	892,052	872,776
Property and equipment, net	43,371	48,771
Restricted cash	118,468	118,468
Other assets	152,211	158,260

Total assets	$1,206,102	$1,198,275

Liabilities and stockholders’ equity:
Other current liabilities	$203,680	$216,982

Total current liabilities	203,680	216,982
Long-term debt and other liabilities	325,239	332,209
Stockholders’ equity	677,183	649,084

Total liabilities and stockholders’ equity	$1,206,102	$1,198,275

(1)  Derived from audited financial statements